UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549

                                 FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).


1.  Name and Address of Reporting Person

                           M. BLAIR HULL
                           311 SOUTH WACKER DRIVE, SUITE 1400
                           CHICAGO, IL  60606
                           USA

2.  Issuer Name and Ticker or Trading Symbol

                  ORIGINAL SIXTEEN TO ONE MINE, INC..
                                   OAU

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year:  NOVEMBER 1998

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting person (s) to Issuer (Check all applicable)

   ( ) Director   (X) 10% Owner   ( ) Officer (give title below)   ( ) Other

   Title:  N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)

    (X)  Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person

________________________________________________________________________________________________________________________

            Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
________________________________________________________________________________________________________________________
1.  Title of      2. Transaction  3. Transaction  4. Securities Acquired (A)  5. Amount of  6. Ownership  7. Nature of
   Security            Date             Code          or Disposed of (D)        Securities    Form:         In-direct
                                                                                Beneficially  Direct (D)    Beneficial
                    Month/Day/                                                  Owned at End      or        Ownership
                       Year          Code     V     Amount  (A) or (D)  Price   of Month      Indirect (I)
________________________________________________________________________________________________________________________
Common Stock        10/12/98         P              5,000      A        $0.875  501,750          D             N/A
________________________________________________________________________________________________________________________

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

                                Not Applicable

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


/s/M. Blair Hull

Dated:  November 17, 1998